RESULTS OF SPECIAL MEETING OF SHAREHOLDERS (unaudited)
On October 10, 2000, a Special Meeting of Shareholders of The Emerging Markets Infrastructure Fund, Inc. (the "Fund") was held and the following matters were voted upon:

(1) To approve the Merger Agreement and Plan of Reorganization whereby The Emerging Markets Telecommunications Fund, Inc. will merge with and into the Fund.
For         Against     Abstain  Non-Votes
7,223,440    137,294    19,862   3,795,359

(2) To approve a change in the Fund's fundamental investment policy from investing generally in equity securities of infrastructure companies in emerging countries to investing, under normal conditions, at least 65% of its total assets in equity securities of telecommunications companies in emerging markets.
 For         gainst         Abstain        Non-Votes
7,180,317    150,444        49,835         3,795,359

 (3) To approve a new investment advisory agreement with Credit Suisse Asset Management, LLC.
 For           Against     Abstain         Non-Votes
 5,168,353     527,018     1,685,225       3,795,359